Exhibit 99.1

Balchem Corporation Announces Second Quarter 2014 Results

New Hampton, NY, August 8, 2014 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended June 30, 2014.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended June 30,

	2014	2013
	Unaudited
Net sales	$132,230	$83,296
Gross margin	32,335	24,885
Operating expenses	15,826	8,269
Earnings from operations	16,509	16,616
Other expense (income)	1,218	(66)
Earnings before income tax expense	15,291	16,682
Income tax expense	5,559	5,100
Net earnings	$9,732	$11,582

Diluted net earnings per common share	$0.31	$0.38

Shares used in the calculation of diluted net earnings per common share	31,150	30,785

For the Six Months Ended June 30,

	2014	2013
	Unaudited
Net sales	$218,225	$167,947
Gross margin	55,550	49,117
Operating expenses	25,686	16,636
Earnings from operations	29,864	32,481
Other expense (income)	1,201	(64)
Earnings before income tax expense	28,663	32,545
Income tax expense	10,037	10,075
Net earnings	$18,626	$22,470

Diluted net earnings per common share	$0.60	$0.73

Shares used in the calculation of diluted net earnings per common share	31,112	30,701

Balchem Corporation (NASDAQ:BCPC)

Record Quarter Sales:

•	Completed the previously announced acquisition of Performance Chemicals & Ingredients Company (d/b/a SensoryEffects), a supplier of customized food and beverage ingredient systems, effective May 7, 2014.
•	For the quarter ended June 30, 2014, net sales increased 58.7% to $132.2 million.
▪	Excluding the impact of the SensoryEffects acquisition, net sales were up 15.1% compared with second quarter 2013 and increased 11.4% on a sequential basis.
•	U.S. GAAP earnings for the quarter of $9.7 million, or $0.31 per diluted share, compared to $11.6 million, or $0.38 per diluted share, for the second quarter of 2013; however, non-GAAP[1] earnings for the quarter of $16.7 million, or $0.53 per diluted share, compared to $12.3 million, or $0.40 per diluted share, for the second quarter of 2013, an increase of 35.8%.
•	Adjusted EBITDA[1] increased 53.6% to $30.9 million for the second quarter of 2014.

1See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Segment Financial Results for the Second Quarter of 2014:

The Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative products, realized sales of $69.4 million, an increase of approximately 20%, or $11.5 million over the prior year comparable quarter. Sales in the ANH specialty ingredients sector were very strong increasing approximately 46% from the prior year comparable quarter primarily due to higher volumes sold, with particular strength in our rumen protected choline, urea, amino acids and chelated minerals. Dairy economics continue to support strong demand for our products and milk prices are currently forecasted to remain strong through the balance of the year. Our monogastric product sales were up 14.2% from the prior year comparable quarter primarily due to increased volumes sold of choline products sourced from our Italian operation into the European and other international poultry markets, as well as strong chelated mineral sales globally.

Sales of industrial grade products were up approximately 17% from the prior year comparable quarter as volume sold of various choline and choline derivatives for industrial applications, notably for natural gas fracking in North America, increased appreciably. This sector comprised approximately 38% of the sales in the total ANH segment for the quarter, vs 33% in Q1 2014.

Earnings from operations for the entire ANH segment increased approximately 20% to $9.7 million as compared to $8.1 million in the prior year comparable quarter.

The ARC Specialty Products segment generated second quarter sales of $13.6 million, which was a 3.2% improvement over the comparable prior year quarter, as increased sales of ethylene oxide for medical device sterilization were partially offset by lower sales volumes of propylene oxide for industrial applications. Earnings from operations for this segment, at $5.5 million, improved by $0.2 million over the prior year comparable quarter, in direct correlation with the revenue growth noted.

Balchem Corporation (NASDAQ:BCPC)

Sales of our SensoryEffects segment, formerly the Food, Pharma & Nutrition segment, which now includes encapsulates, human choline and customized food and beverage solutions, were $49.2 million, an increase of $37.1 million from the comparable prior year quarter. Net sales from the acquisition of the SensoryEffects business contributed $36.4 million of this overall increase. We also realized 15.7% growth in sales of encapsulated ingredients for baking and food preservation with strength in both the domestic and international markets. Earnings from operations for this segment were $2.9 million, versus $3.3 million in the prior year comparable quarter. Excluding the effect of non-cash expense associated with amortization of SensoryEffects acquired intangible assets of $3.6 million and one time inventory revaluation adjustments of $4.7 million relating to acquisition accounting, non-GAAP earnings from operations for this segment was $11.2 million.

Consolidated gross margin for the quarter ended June 30, 2014 increased 30% to $32.3 million, as compared to $24.9 million for the prior year comparable period. Gross margin for the three months ended June 30, 2014 reflects a decrease to 24.5% of sales as compared to 29.9% in the prior year comparative period. On a non-GAAP basis, gross margin was $37.2 million, which reflects the impact of the inventory valuation adjustment and the amortization of certain intangible assets. On a non-GAAP basis, gross margin was 28.1% of sales, as margins now reflect a product mix weighting for the partial quarter of the SensoryEffects acquisition, as well as some adversely impacted margins due to increases in certain petrochemical raw materials. Operating (Selling, Research & Development, General & Administrative) expenses at $15.8 million for the second quarter were up significantly from the prior year comparable quarter principally due to recognition of SensoryEffects operating expenses, transaction and integration costs and amortization expense related to the aforementioned acquisition.  Excluding transaction and integration costs of $1.5 million and non-cash operating expense associated with amortization of intangible assets of $4.5 million, operating expenses were $9.8 million, or 7.4% of sales. Interest expense was $1.3 million in the second quarter of 2014, substantially all of which related to the debt financing of the SensoryEffects acquisition. Our effective tax rate for the three months ended June 30, 2014 and 2013 was 36.4% and 30.6%, respectively. This increase in the effective tax rate was primarily attributable to the impact of the SensoryEffects acquisition, including a change in apportionment relating to state income taxes, a change in the income proportion towards jurisdictions with higher tax rates, and the timing of certain tax credits and deductions.

The Company continues to maintain and grow a solid financial structure. Diligent working capital controls contribute strongly to the business performance. The $116.8 million of net working capital on June 30, 2014 included a cash balance of $59.7 million and reflects $3.5 million of capital expense funding year-to-date. Total outstanding debt at June 30, 2014, including borrowings under our revolver was $400 million.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “This record quarter revenue result reflects a partial quarter of the SensoryEffects acquisition, and also includes acquisition accounting, intangible and inventory valuation step-ups and transaction/ integration expenses, that take the edge off of the normally conveyed earnings results. The legacy Balchem business realized a 15% revenue and a 12% operating earnings increase in Q2 vs. comparable Q2 2013, with each segment achieving record revenue levels and Animal Nutrition & Health and Food, Pharma & Nutrition achieving record earnings results.  We have worked diligently to achieve a number of integration items, including organizational

Balchem Corporation (NASDAQ:BCPC)

structure, combining sales efforts and greater in-depth knowledge transfers. We look forward to adding clarity, via the numbers with the coming quarters.

The U.S. GAAP results are reflected in the initial page of this announcement; however, the following Reconciliation of non-GAAP measures gives greater recognition to the economic benefit of the acquisition wherein we show that the non-GAAP net earnings and EPS are up 36% and 33%, respectively, over the comparable Q2 results of 2013. We are pleased with the performance of the legacy Balchem and initial, albeit partial, quarterly results of the SensoryEffects business.”

Quarterly Conference Call
A quarterly conference call will be held on Friday, August 8, 2014, at 11:00 AM Eastern Time (ET) to review second quarter 2014 results. Dino A. Rossi, Chairman, President and CEO, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Friday, August 22, 2014. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13588015.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; SensoryEffects, (formerly Food, Pharma & Nutrition); and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2013. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
ARC Specialty Products	$13,642	$13,219	$26,434	$25,999
SensoryEffects	49,199	12,146	61,349	23,154
Animal Nutrition & Health	69,389	57,931	130,442	118,794
Total	$132,230	$83,296	$218,225	$167,947

Business Segment Earnings:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
ARC Specialty Products	$5,463	$5,279	$10,269	$10,188
SensoryEffects	2,874	3,269	5,475	5,776
Animal Nutrition & Health	9,675	8,068	16,968	16,517
Transaction and integration costs	(1,503)	-	(2,848)	-
Interest and other income (expense)	(1,218)	66	(1,201)	64
Total	$15,291	$16,682	$28,663	$32,545

Selected Balance Sheet Items	June 30,	December 31,
	2014	2013
Cash and Cash Equivalents	$59,714	$208,747
Accounts Receivable, net	74,459	39,386
Inventories	57,034	24,824
Other Current Assets	8,064	4,817
Total Current Assets	199,271	277,774

Property, Plant & Equipment, net	129,897	54,916
Goodwill	385,646	28,515
Intangible Assets With Finite Lives, net	174,224	15,126
Other Assets	3,886	541
Total Assets	$892,924	$376,872

Current Liabilities	$47,453	$35,753
Current Portion of Long Term Debt	35,000	-
Long-term Debt and Line of Credit	365,000	-
Deferred Income Taxes	83,445	5,884
Long-Term Obligations	5,806	3,877
Total Liabilities	536,704	45,514

Stockholders' Equity	356,220	331,358

Total Liabilities and Stockholders' Equity	$892,924	$376,872

Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2014	2013
Cash fows from operating activities:
Net earnings	18,626	22,470

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,864	5,231
Stock compensation expense	2,348	1,981
Other adjustments	150	(720)
Changes in assets and liabilities	(3,385)	(5,178)
Net cash provided by operating activities	27,603	23,784

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(566,607)	-
Capital expenditures and intangible assets acquired	(3,545)	(5,387)
Net cash used in investing activities	(570,152)	(5,387)

Cash flows from financing activities
Proceeds from long-term and revolving debt	400,000	-
Cash paid for financing costs	(2,543)	-
Proceeds from stock options exercised	2,881	5,088
Excess tax benefits from stock compensation	1,472	3,164
Dividends paid	(7,856)	-
Other	(356)	(145)
Net cash provided by financing activities	393,598	8,107

Effect of exchange rate changes on cash	(82)	(21)

(Decrease) increase in cash and cash equivalents	(149,033)	26,483

Cash and cash equivalents, beginning of period	208,747	144,737
Cash and cash equivalents, end of period	59,714	171,220

Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain expenses related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include non-GAAP consolidated operating income, non-GAAP consolidated net income and the related per diluted share amounts, and non-GAAP adjusted EBITDA.  Non-GAAP financial measure adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation and acquisition-related expenses.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)

Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Reconciliation of non-GAAP gross margin:
GAAP gross margin	$32,335	$24,885	$55,550	$49,117
Inventory valuation adjustment (1)	4,735	-	4,735	-
Amortization of intangible assets (2)	121	24	145	49
Non-GAAP gross margin	$37,191	$24,909	$60,430	$49,166

Reconciliation of non-GAAP earnings from operations:
GAAP earnings from operations	$16,509	$16,616	$29,864	$32,481
Inventory valuation adjustment (1)	4,735	-	4,735	-
Amortization of intangible assets (2)	4,649	994	5,644	1,988
Transaction and integration costs (3)	1,503	-	2,848	-
Non-GAAP earnings from operations	$27,396	$17,610	$43,091	$34,469

Reconciliation of non-GAAP net earnings:
GAAP net earnings	$9,732	$11,582	$18,626	$22,470
Inventory valuation adjustment (1)	4,735	-	4,735	-
Amortization of intangible assets (2)	4,649	994	5,644	1,988
Transaction and integration costs (3)	1,503	-	2,848	-
Income tax adjustment (4)	(3,958)	(304)	(4,632)	(615)
Non-GAAP net earnings	$16,661	$12,272	$27,221	$23,843

Non-GAAP net earnings per common share - diluted	$0.53	$0.40	$0.87	$0.78

Shares used in the calculation of diluted net earnings per common share	31,150	30,785	31,112	30,701

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

Balchem Corporation (NASDAQ:BCPC)

3 Transaction and integration costs: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements.  Management excludes these items for the purposes of calculating EBITDA, adjusted net income, and adjusted earnings per share.  We believe that excluding these expenses from our non-GAAP financial measures is useful to investors because these are expenses associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Income taxes: For purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2014 and 2013.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net income - as reported	$9,732	$11,582	$18,626	$22,470
Add back:
Provision for income taxes	5,559	5,100	10,037	10,075
Other expense (income)	1,218	(66)	1,201	(64)
Depreciation and amortization	7,130	2,610	9,761	5,231
EBITDA	23,639	19,226	39,625	37,712
Add back certain items:
Non-cash compensation expense related to equity	1,041	905	2,029	1,981
Transaction and integration costs	1,503	-	2,848	-
Inventory fair value	4,735	-	4,735	-
Adjusted EBITDA	$30,918	$20,131	$49,237	$39,693

EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Company.